Exhibit 99.1

Virage Logic Strengthens Management Team With Key Appointments

New CFO, VP of Operations and Executive Assignments Lay Foundation for Continued Strong Growth as Company Reaffirms Guidance

FREMONT, Calif.--(BUSINESS WIRE)--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry's trusted IP partner, today announced key appointments that strengthen its management team and lay the foundation for continued strong growth as the company moves into the second phase of its transformation. Brian Sereda, a seasoned technology and semiconductor industry financial executive with extensive turnaround experience, has been named vice president of finance and chief financial officer (CFO). Reporting to Dan McCranie, chief executive officer (CEO) and chairman of the board, Sereda will be responsible for driving all aspects of the company’s global financial and human resources operations. Sereda takes over the CFO responsibilities from Christine Russell who will move into the newly created position of executive vice president of business development where she will be responsible for driving the company’s strategic inorganic growth initiatives.

The company also today announced the appointment of Daniel LaBouve as vice president of global operations, reporting to Dr. Alex Shubat, Virage Logic’s chief operating officer (COO). With more than 20 years of semiconductor IP industry engineering and operations experience, LaBouve will be responsible for worldwide operations and will strengthen Virage Logic’s ability to execute on its vision of serving as the semiconductor IP industry’s aggregator and trusted partner. LaBouve takes over the operational responsibilities from Ehsan Rashid who has been appointed to the newly created position of vice president of Japan sales where he will be responsible for driving Virage Logic’s strategic customer partnerships in this important geography.

“Over the last six quarters we have grown revenues by approximately 30% in an economically challenging global semiconductor market and we are on track to meet our fourth quarter fiscal 2008 guidance,” said Dan McCranie. “I am pleased to welcome Brian and Daniel to Virage Logic and thank Christine and Ehsan for their ongoing contributions to the company’s growth as we embark on the second phase of our transformation.”

“The semiconductor industry is undergoing significant changes in its business model and as an integral part of the system-on-chip design and manufacturing ecosystem, I believe Virage Logic is very well positioned to establish itself as the broadest provider of highly differentiated semiconductor IP solutions,” said Brian Sereda. “I look forward to joining a seasoned executive management team that has lead the company to deliver significant growth through both its organic and inorganic product expansion.”

“Operational excellence is part of the critical foundation for building a scalable, profitable business,” noted Alex Shubat. “With Daniel’s extensive experience leading multi-functional and multi-site teams in initiatives involving emerging and industry-leading technology products and his proven track record in creating sustainable and scalable engineering operations and product development environments, I’m confident he will help drive Virage Logic to the next level of operational excellence.”

“I am excited to join Virage Logic at this point in the company’s history. The rapidly expanding product portfolio – through robust organic and inorganic growth initiatives – along with the expanding global delivery channel, require a focus on operational excellence which the company is clearly committed to,” said Daniel LaBouve. “I look forward to working with the executive management team to further establish Virage Logic as the industry’s trusted IP partner.”

About Brian Sereda

Sereda brings more than 20 years of financial management experience in both emerging and larger technology firms in the Silicon Valley to Virage Logic. Most recently, he served as CFO and treasurer at Proxim Wireless Corporation, a high-speed wireless communications equipment company. Prior to that, Sereda served as vice president of finance for Portal Software, which was acquired by Oracle in 2006, and Credence Systems Corporation. Sereda also held senior financial positions at Handspring, Sygen International, and Lam Research.

About Daniel LaBouve

LaBouve joins Virage Logic from Innovative Silicon, an emerging floating-body memory technology start-up focused on embedded and standalone DRAM markets, where he served as vice president of engineering responsible for engineering operations including management of process and device, product architecture and design, characterization and test, and design automation and IT functional groups. Prior to that, LaBouve spent thirteen years at ARM (and Artisan Components prior to their acquisition by ARM in 2004) where his last position was vice president of engineering for the physical IP division. LaBouve also held engineering positions at Mentor Graphics, Silicon Compiler Systems, NCR, and Delco Electronics.

Note to Editors: To request a copy of Brian Sereda’s and Daniel LaBouve’s photograph and/or biography, please contact Sabina Burns at Sabina.burns@viragelogic.com.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company’s highly differentiated product portfolio includes embedded SRAMs, embedded NVMs, embedded test and repair, logic libraries, memory development software, and DDR memory controller subsystems. As the industry’s trusted semiconductor IP partner, foundries, IDMs and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume.

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CONTACT:
Virage Logic Corporation
Sabina Burns, 510-743-8115
sabina.burns@viragelogic.com